Exhibit 10.7

This EMPLOYMENT AGREEMENT (this “Agreement”), is entered into to be effective as of June 1, 2022 (the “Effective Date”), by and between Actuate Therapeutics, Inc., a Delaware corporation (the “Company”), and Andrew Mazar, an individual currently residing at [***], (the “Executive”).

WHEREAS, Company desires to employ the Executive on the terms, conditions and for the consideration hereinafter set forth, and the Executive is willing to serve as an employee of the Company on such terms and conditions and for such consideration.

NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive hereby agree as follows:

1.            Employment and Duties. Beginning on the Effective Date, the Executive shall serve as an employee of the Company with the title of Chief Operating Officer, reporting to the Board of Directors of the Company (the “Board”), and whose day-to-day supervision shall be by the Company’s Chief Executive Officer. The Executive’s responsibility will be to perform such duties and responsibilities commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by the Board.

2.            Term of Employment. The term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Agreement. Subject to the provisions of Section 4 of this Agreement, this Agreement may be terminated by the Company or the Executive, at any time, upon thirty (30) days’ prior written notice thereof to the other party. Following any termination of this Agreement, Executive shall be entitled to receive any unpaid Base Salary (as defined below) accrued through the date of termination. All other benefits, if any, due to Executive following Executive’s termination shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that except as described in Section 4, Executive shall not be entitled to any payments or benefits under any other agreement or any severance plan, policy or program of the Company or any of its affiliates (excluding any medical or dental insurance plans) and Executive shall not accrue any additional compensation (including any Base Salary) or other benefits under this Agreement following any such termination of employment.

3.            Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)            Base Salary. The Company shall pay to the Executive a salary at the annual rate of $450,000 (as modified from time to time in accordance with this Section 3(a), the “Base Salary”), payable in substantially equal installments on a monthly basis. The Base Salary shall be reviewed by the Board, based upon the Executive’s performance, not less often than annually.

(b)            Annual Bonus. In addition to the compensation set forth in Section 3(a), the Executive shall be eligible to receive a bonus equal to up to 50% of the Executive’s Base Salary, which shall be payable upon the achievement of milestones that shall be mutually agreed upon between the Company and the Executive on an annual basis.

(c)            Signing Bonus. In addition to the compensation set forth in Section 3(a) and 3(b), the Executive shall be paid a one-time signing bonus of $200,000 upon execution of this Agreement.

(d)            Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements for which he meets the eligibility requirements that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time.

(e)            Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(f)            Incentive Awards.

(i)            In addition to the foregoing, the Company shall award to the Executive 72,710 shares of common stock, par value $0.000001 per share (“Common Stock”) of the Company, pursuant to the Company’s 2015 Stock Incentive Plan, as amended (or any successor plan thereto as in effect as of the date such award is made) (the “Plan”), with such award to be made effective on the Effective Date (the “Signing Award”). The shares of Common Stock subject to the Signing Award will be “restricted shares” and will be subject to vesting as follows in accordance with the terms of a Restricted Stock Award Agreement:

(A)            25% of the shares of the unvested Common Stock subject to the Signing Award shall vest on the one year anniversary of the Effective Date (the “Anniversary Date”); and

(B)            the remaining unvested shares of Common Stock subject to the Signing Award shall vest in equal installments on a monthly basis during the thirty-six (36) months following the Anniversary Date.

(ii)            In addition to the Signing Award, in the event the Company is sold on or prior to March 31, 2024 for cash in a transaction valued at or above $29.56 per share (a “Sale Transaction”), immediately prior to the consummation of such Sale Transaction, the Executive shall be granted that number of shares of Common Stock under the Plan that brings Executive’s total ownership of Common Stock as of the day immediately prior to the closing of the Sale Transaction (taking into account any shares owned by Executive separate and apart from the shares awarded in the Sale Transaction) to 2.0% of the issued and outstanding shares of Common Stock on a fully diluted basis (the “Transaction Shares”). The Transaction Shares shall be fully vested as of the date of grant. For purposes of this Agreement, a Sale Transaction shall include a sale of all of the capital securities of the Company or a sale of substantially all of the Company’s assets in a single transaction or series of related transactions, or a merger of the Company with another entity regardless of whether the Company is the surviving entity in such transaction.

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4.            Termination of Employment.

(a)            Termination of Employment in Absence of a Change in Control. Subject to satisfaction of Section 4(d), if the Executive’s employment is terminated by the Company for any reason other than the Executive’s death, the Executive’s Disability (as defined below) or Cause (as defined below), or is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive a payment equal to 100 percent (100%) his then current Base Salary plus reimbursement of the cost associated with the Executive’s premiums for elected COBRA coverage up to $25,000 (the “Standard Severance Benefits”). The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as described in Section 2 or, if applicable, Section 4(b). Except as otherwise required under Section 6(b), the Standard Severance Benefits shall be paid to the Executive in a lump sum no later than the forty-fifth (45th) day immediately following the Executive’s Separation from Service (as defined below), provided that the Executive first executes a release of any and all claims against the Company (set forth in Section 4(d), below) and the revocation period specified therein has expired without the Executive revoking such release. Notwithstanding the foregoing and for avoidance of doubt, if the Executive’s employment is terminated by the Company for the Executive’s death, the Executive’s Disability or Cause or by the Executive without Good Reason at any time, then the Executive shall not be entitled to or receive the Standard Severance Benefits.

(i)            For purposes of this Agreement, the term “Separation from Service” shall have the meaning ascribed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)            For purposes of this Agreement, the term “Cause” shall mean a termination of the Executive’s employment with the Company because of: (1) any act or omission by the Executive that constitutes a material breach by the Executive of any of his obligations under this Agreement; (2) the Executive’s conviction of, or plea of nolo contendere to, (A) any felony, or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates; (4) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (5) the Executive’s refusal to follow the directions of the Board; or (6) any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 4(a)(ii) to the contrary, no event or condition described in Sections 4(a)(ii)(1), (4), (5) or (6) shall constitute Cause unless (x) within 90 days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 20 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Executive has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company promptly following expiration of such 20-day period. For purposes of this Section 4(a)(ii), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated by the Company hereunder without Cause, within 90 days of termination the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action.

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(iii)            For purposes of this Agreement, the term “Good Reason” shall mean: (1) a material diminution in the Executive’s Base Salary or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment; (2) a material diminution in the nature or scope of the Executive’s authority, duties, responsibilities, or title from those applicable to him as of the Effective Date; (3) the Company requiring the Executive to be based at any office or location more than 50 miles from Chicago, Illinois; or (4) a material breach by the Company of any term or provision of this Agreement. Notwithstanding anything in this Section 4(a)(iii) to the contrary, no event or condition described in this Section 4(a)(iii) shall constitute Good Reason unless, (x) within 90 days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(iii), the Executive provides the Board written notice of his intention to terminate his employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 20 days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Company has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates his employment with the Company promptly following expiration of such 20-day period. For purposes of this Section 4(a)(iii), any attempt by the Company to correct a stated Good Reason shall not be deemed an admission by the Company that the Executive’s assertion of Good Reason is valid.

(iv)            For purposes of this Agreement, the term “Disability” shall mean the Executive’s inability, due to physical or mental incapacity taking into account any reasonable accommodations, to perform his duties under this Agreement for a period of at least ninety (90) consecutive days or at least one-hundred twenty (120) days during any consecutive six-month period, in any such case as determined by the Board in good faith. In conjunction with determining Disability for purposes of this Agreement, the Executive hereby (A) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether the Executive has incurred a Disability; and (B) agrees to furnish such medical information as may be reasonably requested by the Company.

(b)            Termination of Employment after a Change in Control. Subject to satisfaction of Section 4(d), if a Change in Control occurs and the Executive’s employment is terminated by the Company for any reason other than the Executive’s death, the Executive’s Disability or Cause, or is terminated by the Executive for Good Reason, in any such case within the six (6) months immediately preceding or the twelve (12) months immediately following such Change in Control, then the Executive shall be entitled to receive a payment equal to one times (1.0x) his then current Base Salary (or, if applicable, the Base Salary in effect on the date of the Executive’s prior Separation from Service), reduced by the Standard Severance Benefits, if any, to which Executive was entitled under Section 4(a) (the “Change in Control Severance Benefits”). Except as otherwise required under Section 6(b), Change in Control Severance Benefits shall be paid to the Executive in a lump sum no later than the forty-fifth (45th) day immediately following the later of the Executive’s Separation from Service and the Change in Control, provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(d), below) and the revocation period specified therein has expired without the Executive revoking such release. Notwithstanding the foregoing and for the avoidance of doubt, if the Executive’s employment is terminated by the Company for the Executive’s death, the Executive’s Disability or Cause or by the Executive without Good Reason, in any such case any time prior to or following a Change in Control, then the Executive shall not be entitled to or receive the Change in Control Severance Benefits. Furthermore, for the avoidance of doubt, in no event shall the Executive be entitled to receive both Standard Severance Benefits and Change in Control Severance Benefits in excess of one times (1.0x) his then current Base Salary (or, if applicable, the Base Salary in effect on the date of the Executive’s prior Separation from Service).

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(i)            For purposes of this Agreement the term “Change in Control” shall mean any of the following transactions, as determined in the sole and absolute discretion of the Board:

(A)            The date that any one Person (other than existing stockholders of the Company), or more than one such Persons acting as a group, acquires ownership of the Company’s voting stock that, together with the Company’s voting stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the Company’s capital stock. However, if any one Person (other than existing stockholders of the Company), or more than one such Persons acting as a group, is considered to own more than fifty percent (50%) of the total voting stock of the Company, the acquisition of additional shares of stock by the same Person or Persons will not be considered to cause a Change in Control.

(B)            The consummation of a consolidation or merger of the Company in which the Company is not the surviving entity or pursuant to which the Company’s equity interests would be converted into cash, securities or other property; except that, the foregoing provisions of this Section 4(a)(ii)(B) shall not apply if the majority of the board of directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as a director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger; and

(C)            The date that any one Person or more than one Person acting as a group acquires all or substantially all of the assets of the Company.

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Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Company forms a holding company and, as a result thereof, the holders of the Company’s voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the voting securities of the holding company that owns all of the Company’s voting securities immediately after completion of the transaction. Further, a Change in Control shall not be deemed to have occurred due to any acquisition of voting stock by an employee stock ownership plan sponsored by the Company.

(c)            Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any director, officer or employee position the Executive has with the Company, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(d)            Waiver and Release. Notwithstanding any other provision of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Company shall not make or provide any Standard Severance Benefits or Change in Control Severance Benefits (collectively referred to as the “Severance Benefits”) under this Section 4 (other than accrued Base Salary as of the termination date) unless the Executive timely executes and delivers to the Company a general release which shall be provided by the Company not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A whereby the Executive (or his estate or legally appointed personal representative, as applicable) releases the Company (and affiliates of the Company and other designated persons as described in Exhibit A) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company’s obligations to make and provide the Severance Benefits and other payments provided by this Agreement, and (y) any vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, and the Executive does not revoke such release within any applicable revocation period following the Executive’s delivery of the executed release to the Company. If the requirements of this Section 4(d) are not satisfied by the Executive (or his estate or legally appointed personal representative, as applicable), then no Severance Benefits other than accrued Base Salary as of the termination date shall be due to the Executive (or his estate or legally appointed personal representative) pursuant to this Agreement.

(e)            Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(k) of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

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5.            Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Board in good faith in consultation with the Executive. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

6.            Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines to be necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a)            Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

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(b)            Any payment following a Separation from Service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a Separation from Service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such Separation from Service, (ii) death, or (iii) such earlier date that complies with Section 409A.

(c)            Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

7.            Confidential Information, Trade Secrets and Restrictive Covenants. The

Company agrees to: (i) disclose, and to continue to disclose, its confidential information and trade secrets to the Executive; (ii) provide initial and continued training, education and development to the Executive; and (iii) provide the Executive with confidential information and trade secrets about, and the opportunity to develop relationships with, the Company’s employees, customers and suppliers, and employees and agents of the Company’s customers and suppliers. In consideration thereof, the Executive hereby agrees to comply with the restrictive covenants prescribed in Exhibit B. A default under or breach of Exhibit B shall constitute a material breach of this Agreement.

8.            Miscellaneous.

(a)            Defense of Claims. The Executive agrees that, during the Term, and for a period of twelve (12) months after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses reasonably incurred to comply with the Executive’s obligations under this Section 8(a).

(b)            Non-Disparagement. The Executive and the Company agree that at no time during the Executive’s employment by the Company or thereafter shall either the Executive or the Company make, or cause or assist any other Person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party, or any of his or its affiliates or, if such other party is the Company, any of its directors, officers or employees.

(c)            Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any Person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

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(d)            Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Tarrant County, Texas in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

(e)            Amendment. Waiver. This Agreement (together with the Exhibits hereto) may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(f)            Entire Agreement. This Agreement and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(g)            Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Tarrant County, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.

(h)            No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i)            Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

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(j)            Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(k)            Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered by hand to the other party (which, in the case of the Company, shall be to the individual identified below), or (ii) if sent by nationally-recognized overnight courier, one (1) business day after deposit with such nationally-recognized overnight courier, or (iii) three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt, or (iv) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day.

If to the Company:	Actuate Therapeutics, Inc.
1751 River Run, Suite 400
Fort Worth, Texas 76107
Attn: Board of Directors
Email: [***]

If to Executive:	Andrew Mazar
[***]
Email: [***]

(m)            Prior Employment. The Company has employed the Executive for the Executive’s general skills, management abilities and experience in the Company’s business or related industries. The Executive acknowledges that he has been specifically instructed not to bring, disclose or use in any fashion any confidential information, trade secrets, proprietary information, data or technology, nor any confidential pricing information, belonging to any prior employer. In no event is the Executive authorized to use or disclose any such information to the Company or any of its employees.

(n)            Executive’s Representations. The Executive hereby represents to the Company that (i) all confidential information, trade secrets or proprietary information, data or technology, belonging to any prior employer, including, without limitation, those that might have been contained on the Executive’s personal computer, cell phone or other electronic communications or storage device have been returned and/or deleted in accordance with any policy of or agreement with the Executive’s prior employer, and (ii) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

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(o)            Assignment; Assumption by Successor. This Agreement is binding upon and shall inure to the benefit of the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns. Notwithstanding the foregoing, the rights and duties of and benefits to the Executive hereunder are personal to the Executive, and no such right or benefit may be assigned by him. The Company shall have the right to assign or transfer this Agreement to its successors or assigns. The terms “successors” and “assigns” shall include any Person who or which buys all or substantially all of Company’s assets or all of its stock, or with which Company merges or consolidates. Any purported assignment of this Agreement, other than as provided above, shall be void. The failure of any successor entity to the Company to expressly assume in writing the terms of this Agreement shall be deemed a material breach of this Agreement.

(p)            Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(q)            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered by each other party hereto. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(r)            Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4 (“Termination of Employment”) and the corresponding Exhibit A (“Waiver and Release”), Section 7 (“Confidential Information, Trade Secrets and Restrictive Covenants”) and the corresponding Exhibit B (“Confidentiality, Non- Competition and Non-Solicitation Agreement”), Section 8(a) (“Defense of Claims”), Section 8(b) (“Non-Disparagement”), Section 8(d) (“Arbitration”), Section 8(f) (“Entire Agreement”), Section 8(g) (“Governing Law/Venue”), Section 8(k) (“Notices”), Section 8(o) (“Assignment; Assumption by Successor”), and Section 8(n) (“Executive’s Representations”).

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[signatures on next page]

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[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE	ACTUATE THERAPEUTICS, INC.

/s/ Andrew Mazar	By:	/s/ Daniel M. Schmitt
Andrew Mazar	Name: Daniel M. Schmitt
Title: President & CEO

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Exhibit A

WAIVER AND RELEASE

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Exhibit B

CONFIDENTIALITY, NON COMPETITION AND NON-SOLICITATION AGREEMENT

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